Exhibits 5.1 and 23.2

July 13, 2020

To: Entera Bio Ltd. Kiryat Hadassah, Minrav Building - Fifth Floor Jerusalem Israel

Re: Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as Israeli counsel for Entera Bio Ltd., an Israeli company (the “Company”), in connection with the registration statement on Form F-3 filed by the Company with the United States Securities and Exchange Commission (the “SEC”) on the date hereof (the “Registration Statement”), pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”), which registers the offer and sale by the Company, from time to time, of up to $100 million, of any or more of the following types of securities, individually or in units:

(a)	ordinary shares, par value NIS 0.0000769 of the Company (“Ordinary Shares" or “Shares”);
(b)	senior or subordinated debt securities of the Company in one or more series (the “Debt Securities”);
(c)	warrants to purchase Ordinary Shares (“Warrants”);
(d)	subscription rights to purchase any of our securities (the “Rights”); and
(e)	units comprised of one or more of the other securities that may be offered under the Registration Statement (the “Units”) (collectively, the Shares, Warrants, Rights, Debt Securities and Units are referred to as the “Securities”).

We have also acted as Israeli counsel to the Company in connection with the Equity Distribution Agreement, dated as of July 13, 2020 (the “Equity Distribution Agreement”), entered into by and between the Company and Canaccord Genuity LLC (the “Agent”) pursuant to which the Company has agreed to offer and sell Ordinary Shares having an aggregate offering price of up to $13.9 million (the “ATM Shares”). The ATM Shares will be issued pursuant to the Registration Statement and the related prospectus contained therein covering the ATM Shares.

This opinion letter is rendered pursuant to Item 9 of Form F-3 promulgated by the SEC and Items 601(b)(5) of Regulation S-K under the Securities Act, in connection with the filing of the Registration Statement.

In connection herewith, we have examined the originals, photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) a copy of the Registration Statement and the related prospectus contained therein covering the ATM Shares, to which this opinion letter is attached as an exhibit; (ii) a copy of the articles of association of the Company, as amended and restated and currently in effect (the “Articles”); (iii) minutes of a meeting or written resolutions of the board of directors of the Company (the “Board”) at which the filing of the Registration Statement, the execution of the Equity Distribution Agreement and the actions to be taken in connection therewith were approved, and (iv) such other documents, corporate records, agreements, certificates and other instruments, and have made inquiries with such officers and representatives of the Company, as we have deemed necessary or advisable for the purpose of rendering this opinion.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, confirmed as photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

We have also assumed the truth of all facts communicated to us by the Company and that all minutes of meetings of the Board that have been provided to us are true and accurate and have been properly prepared in accordance with the Articles and all applicable laws. We have assumed, in addition, that at the time of the execution and delivery of any definitive purchase, underwriting or similar agreement between the Company and any third party pursuant to which any of the Securities may be issued (a “Securities Agreement”), the Securities Agreement will be the valid and legally binding obligation of such third party, enforceable against such third party in accordance with its terms. We have further assumed that at the time of the issuance and sale of any of the Securities, the terms of the Securities, and their issuance and sale, will have been established so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

Based upon and subject to the foregoing, we are of the opinion that:

1.	With respect to the Shares, assuming (a) the taking of all necessary corporate action to authorize and approve the issuance of any Shares, the terms of the offering thereof and related matters (for purposes of this paragraph 1, the “Authorizing Resolutions”), (b) the effectiveness of the Registration Statement, and any amendments thereto (including any post-effective amendments), and that such effectiveness shall not have been terminated or rescinded, (c) the delivery and filing of an appropriate prospectus supplement with respect to the offering of the Shares in compliance with the Securities Act and the applicable rules and regulations thereunder, (d) approval by the Board of, and entry by the Company into, and performance by the Company under, any applicable Securities Agreement, in the form filed as an exhibit to the Registration Statement, any post-effective amendment thereto or to a report on Form 6-K, pursuant to which the Shares may be issued and sold, and (e) receipt by the Company of the consideration for the Shares as provided for in the Authorizing Resolutions and in accordance with the provisions of any such Securities Agreement and the applicable convertible Securities, if any, pursuant to which the Shares may be issued, such Shares, including any Ordinary Shares issued upon exercise or conversion of any Securities, will be validly issued, fully paid and non-assessable.

2.	With respect to the Rights, assuming the (a) taking of all necessary corporate action to authorize and approve the issuance and the terms of the Rights, the terms of the offering thereof and related matters (for purposes of this paragraph 2, the “Authorizing Resolutions”), (b) the effectiveness (without termination or rescindment) of the Registration Statement, as finally amended (including any post-effective amendments), under the Securities Act, (c) the due authorization, execution and delivery of (i) the rights agreement to be dated on or about the date of the first issuance of the applicable Rights thereunder, by and between the Company and a rights agent to be selected by the Company (a “Rights Agreement”) and (ii) any certificates relating to the Rights, (d) the delivery and filing of an appropriate prospectus supplement with respect to the offering of the Rights in compliance with the Securities Act and the applicable rules and regulations thereunder, (e) approval by the Board of, and entry by the Company into, and performance by the Company under, any applicable Rights Agreement, in the form filed as an exhibit to the Registration Statement, any post-effective amendment thereto or to a report on Form 6-K, pursuant to which the Rights may be issued and sold, (f) due establishment by all necessary corporate action and in conformity with the Articles (as then in effect) and the Rights Agreement and any rights certificates, of the terms of the Rights and of their issuance and sale, (g) due execution and counter-signature, in accordance with the provisions of the Rights Agreement, and due issuance, sale and delivery, in accordance with the provisions of any such Rights Agreement, the Registration Statement and the prospectus included therein, of the Rights and (h) receipt by the Company of the consideration for the Rights as provided for in the Authorizing Resolutions and in accordance with the provisions of any such Rights Agreement, such Rights will constitute valid and legally binding obligations of the Company.

3.	With respect to the Units, assuming the (a) taking of all necessary corporate action to authorize and approve the issuance and the terms of the Units and any Securities that are components to the units, the terms of the offering thereof and related matters (for purposes of this paragraph 3, the “Authorizing Resolutions”), (b) the effectiveness (without termination or rescindment) of the Registration Statement, as finally amended (including any post-effective amendments), under the Securities Act, (c) the due authorization, execution and delivery of (i) the Unit Agreement to be dated on or about the date of the first issuance of the applicable Units thereunder, by and between the Company and a rights agent to be selected by the Company (a “Units Agreement”) and (ii) any certificates relating to the Units, (d) the delivery and filing of an appropriate prospectus supplement with respect to the offering of the Units in compliance with the Securities Act and the applicable rules and regulations thereunder, (e) approval by the Board of, and entry by the Company into, and performance by the Company under, any applicable Units Agreement, in the form filed as an exhibit to the Registration Statement, any post-effective amendment thereto or to a report on Form 6-K, pursuant to which the Units may be issued and sold, (f) due establishment by all necessary corporate action and in conformity with the Articles (as then in effect) and the Units Agreement and any rights certificates, of the terms of the Units and of their issuance and sale, (g) due execution and counter-signature, in accordance with the provisions of the Unit Agreement, and due issuance, sale and delivery, in accordance with the provisions of any such Units Agreement, the Registration Statement and the prospectus included therein, of the Units and (h) receipt by the Company of the consideration for the Units as provided for in the Authorizing Resolutions and in accordance with the provisions of any such Units Agreement, such Units will constitute valid and legally binding obligations of the Company.

4.	With respect to the ATM Shares, we are of the opinion that upon payment to the Company of the consideration for the ATM Shares in such amount as has been authorized and approved by the Board, or in amount as may be authorized and approved by the Board or a pricing committee of the Board from time to time in accordance with Israeli law, the ATM Shares, when issued and sold under the Equity Distribution Agreement as described in the Registration Statement and Prospectus, will be duly authorized, validly issued, fully paid and non-assessable.

You have informed us that you intend to issue the Securities, including the ATM Shares, from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof. We understand that prior to issuing any Securities, including the ATM Shares, you will afford us an opportunity to review the corporate approval documents and operative documents pursuant to which such Securities are to be issued (including the Authorizing Resolutions, a Securities Agreement (if applicable) and an appropriate prospectus supplement), and we will file such supplement or amendment to this opinion (if any) as we may reasonably consider necessary or appropriate by reason of the terms of such Securities.

With respect to our opinion as to the Shares, including any Ordinary Shares issued upon exercise or conversion of any Securities and the ATM Shares, we have assumed that, at the time of issuance and sale and to the extent any such issuance would exceed the maximum share capital of the Company currently authorized, the number of Ordinary Shares that the Company is authorized to issue shall have been increased in accordance with the Articles and as described in the Registration Statement such that a sufficient number of Ordinary Shares are authorized and available for issuance under the Articles, as then in effect.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of the SEC’s Regulation S-K under the Securities Act.

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and limited to Israeli law, and no opinion is implied or may be inferred beyond the matters expressly stated.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the date hereof that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Herzog Fox & Neeman
Herzog Fox & Neeman